PROSPECTUS SUPPLEMENT NO. 1                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED AUGUST 10, 2000)              COMMISSION FILE NO. 333-42300


                                9,739,000 SHARES
                              TRICORD SYSTEMS INC.
                                  COMMON STOCK

                             -----------------------

         This Prospectus Supplement (the "Supplement") supplements the prospectus dated August 10, 2000 (the "Prospectus") relating to 9,739,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Tricord Systems, Inc. (the "Company"), that may be offered for sale for the account of certain stockholders of the Company, their respective pledgees, donees, transferees or other successors in interest, as stated therein under the heading "Plan of Distribution." This Supplement is being filed to update the table of Selling Stockholders in the Prospectus with respect to certain changes in beneficial ownership that have occurred since the date of the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                              SELLING STOCKHOLDERS

         The table of Selling Stockholders in the Prospectus lists Joseph R. Canion as the beneficial owner of 4,281,500 shares of Common Stock, 4,000,000 of which were offered for sale pursuant to the Prospectus. The 4,000,000 shares offered for sale consisted of (i) 1,500,000 shares of Common Stock held in the name of Joseph R. Canion, (ii) 1,500,000 shares of Common Stock issuable upon exercise of a warrant held by Joseph R. Canion, (iii) an aggregate of 500,000 shares of Common Stock held by the Candace Canion Dickerson Trust, the Noelle Canion Courson Trust, the Laura Camille Canion Trust, the Rodney Scott Canion Trust and the James Ross Canion Trust (with each trust holding 100,000 shares) and (iv) an aggregate of 500,000 shares of Common Stock issuable upon exercise of warrants held by these trusts (with each trust holding a warrant to purchase 100,000 shares). As of the date of the Prospectus, Joseph R. Canion was the trustee of each these trusts and the beneficiary of each trust was a member of Joseph R. Canion's immediate family. Accordingly, under federal securities laws, Joseph R. Canion may have been considered to be the beneficial owner of the shares of Common Stock held by each trust. On November 20, 2000, a new trustee was appointed for each of the trusts and therefore each of these trusts should now be listed separately as a selling stockholder. Accordingly, the table of Selling Stockholders as it relates to the shares of Common Stock held by Joseph
R. Canion is amended to reflect the foregoing as follows:

                                              Shares Beneficially Owned        Shares     Shares Beneficially Owned
Name and Address of                              Before the Offering            Being          After the Offering
Beneficial Owner                              Number          Percentage       Offered     Number        Percentage
----------------                              ------          ----------       -------     ------        ----------
Joseph Rodney Canion                         3,281,500           12.5%        3,000,000    281,500          1.0%
     Insource, Inc.
     5 Post Oak Park
     Suite 1655
     Houston, TX 77027

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
Candace Canion Dickerson (1)                   200,000            0.8%          200,000          0          0.0%
     Candace Canion Dickerson Trust
     5 Post Oak Park
     Suite 1655
     4400 Post Oak Parkway
     Houston, TX 77027

Noelle Canion Courson (2)                      200,000            0.8%          200,000          0          0.0%
     Noelle Canion CoursonTrust
     5 Post Oak Park
     Suite 1655
     4400 Post Oak Parkway
     Houston, TX 77027

Laura Camille Canion (3)                       200,000            0.8%          200,000          0          0.0%
     Laura Camille Canion Trust
     5 Post Oak Park
     Suite 1655
     4400 Post Oak Parkway
     Houston, TX 77027

Rodney Scott Canion (4)                        200,000            0.8%          200,000          0          0.0%
     Rodney Scott Canion Trust
     5 Post Oak Park
     Suite 1655
     4400 Post Oak Parkway
     Houston, TX 77027

James Ross Canion (5)                          200,000            0.8%          200,000          0          0.0%
     Rodney Scott Canion Trust
     5 Post Oak Park
     Suite 1655
     4400 Post Oak Parkway
     Houston, TX 77027

(1)      Shares are held in the name of the Candace Canion Dickerson Trust.

(2)      Shares are held in the name of the Noelle Canion Courson Trust.

(3)      Shares are held in the name of the Laura Camille Canion Trust.

(4)      Shares are held in the name of the Rodney Scott Canion Trust.

(5)      Shares are held in the name of the James Ross Canion Trust.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 5, 2000